Exhibit 10.2

AMENDMENT NO. 2 TO

EMPLOYEE STOCK PURCHASE PLAN

OF

ISTA PHARMACEUTICALS, INC.

The undersigned, being the Secretary of ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) hereby certifies that the Board of Directors of the Company duly adopted resolutions on December 9, 2005 that amended the Employee Stock Purchase Plan, as amended (“ESPP”) of the Company, effective as of January 1, 2006, as provided below:

Section 7 of the ESPP is amended to read, in its entirety, as follows:

“7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than the Maximum Employee Amount (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11 hereof. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period. As used in this Section 7, the “Maximum Employee Amount” shall mean that number of shares of the Company’s Common Stock equal to the lesser of (a) 1,000 shares or (b) the number of shares (rounded down to the nearest whole share) equal to the quotient of the Available Purchase Period Shares for a Purchase Period divided by the total number of participants for such Purchase Period as of the Exercise Date less any participants who completed a withdrawal during such Purchase Period pursuant to Section 10. As used in this Section 7, the “Available Purchase Period Shares” shall mean for each Purchase Period as of the Exercise Date that number of shares of the Company’s Common Stock equal to the sum of (x) fifty percent (50%) of the annual increase in the Plan shares pursuant to Section 13(a) for Company’s then current fiscal year of such Purchase Period (rounded down to the nearest whole share) and (y) such number of shares remaining available for purchase under the Plan from any prior Purchase Period as of such Exercise Date.

ATTEST:

/s/ ROBERT C. FUNSTEN
Robert C. Funsten, Secretary